Guangzhou City Real Estate Property Purchase Agreement

(Summary Translation for Reference Only)

Seller (Party A):         Guangzhou Hezhong CD Manufacturing Co., Ltd.

Legal Representative: ZHU Suifeng

Buyer (Party B):         Guangzhou Municipality Tianhe Nuoya Bio-engineering Co., Ltd.

Legal Representative: ZHENG Ting

Pursuant to relevant laws, statutes and regulations of the People’s Republic of China Contract Law, Party A and Party B have, on the voluntary basis, entered into the following agreement

Article I         Party A desires to transfer the real estate property it owns, including the land use right to the surrounding public green area and road (See Property Layout Plan attached for details) (hereinafter the “Property”) to Party B. See Appendix 1 for the ownership certificate for details about the Property.

(1)         The Property is located at 8 Nanyun Third Road and 1 Nanyun Fourth Road, Guangzhou Development Zone; its ownership certificate number is: G0510004465.

(2)         The Property type: concrete structure of 5 stories with 14,607.98 m2 of construction areas; built in 2007; no parts or areas in violation of zoning regulations. All the construction land use plan, project plan, project implementation and completion permit documents are complete and in good standing, and there is no delinquency of project construction fund or other construction capital.

The Property to be purchased includes all the current auxiliary facilities, except manufacturing equipment.

Party A guarantees the compliance of electricity facilities with the power regulatory rules and will provide assistance in fire-prevention inspection and environmental assessment, as well as in the maintenance of the Property and its facilities in their warranty period.

(3)         The Property has a state land use right to an area of 4,192.84 m2 and the purpose of such use is industrial. The land use right was obtained through a transfer. The valid period of such use right is from May 26, 2006 to May 25, 2056, and all the transfer consideration and taxes have been paid in full. This purchase also includes the land use right to the public green area and road surrounding the Property (See Property Layout Plan attached for details).

(4)         There are other rights and interests (pledge) and lease relationships in connection with this Property (see Appendix 2 for details on the list of pledged items in connection with this Property and the corresponding loan contract and pledge contract, and see Appendix 3 for details on the current existing leases and lease contracts). Please see Appendix 4 for documents evidencing the waiver of right of first refusal by all lessees except Party B and the lessees’ consent to this purchase.

Party A warrants that the contents described in the above paragraphs are true, warrants the authenticity of all the ownership certificate of the Property and the corresponding land use right certificate; and warrants that there are no other rights, encumbrances and restrictions regarding the Property that have not been disclosed to Party B.

Article II            Purchase Price and Payment

(1)         The two parties agree that the total purchase price for the Property is RMB100,000,000.00.

(2)          Party B will pay the purchase price in installments according to the following:

(a)          Within 5 business days upon the execution of this agreement, Party B will pay to Party A an amount equal to 25% of the total purchase price, i.e., RMB25,000,000.00. This initial amount will be deposited into a designated escrow account to be set up within 3 business days upon the execution of this agreement. Party A and Party B will jointly administer this escrow account. The amount in this account can only be used toward the repayment of the remaining RMB25,000,000.00 of the principal and interest of the outstanding loan on the Property, unless there is joint written consent from the two parties.

(b)          Upon the completion by Party A of removing all encumbrances and restrictions on the property, and upon the acceptance by regulatory authority of the transfer application documents (no later than July 9, 2012), Party B will pay to Party A an amount equal to 25% of the total purchase price, i.e., RMB25,000,000.00.

If Party A fails to fulfill the provisions stated in the above paragraph before July 9, 2012, Party B shall have the right to stop making the payment of this amount and shall be considered to have become the owner of the Property on that day, and Party A must pay the rent, as a lessee, to Party B at the rate of RMB1.50 per m2 per day, starting from that date, until Party A completes the removal of all encumbrances and restrictions on the Property and the acceptance by regulatory authority of the transfer application documents for processing.

(c)          Within 5 business days upon completion of the transfer registration procedures mentioned above, and upon Party B’s obtaining ownership certificate (no later than July 31, 2012), Party B will pay to Party A all the remaining balance of the total purchase price, i.e., RMB50,000,000.00. If Party A fails to fulfill this provision before July 31, 2012, Party B shall have the right to stop making the payment of this amount, and Party A must pay the rent, as a lessee, to Party B at the rate of RMB1.50 per m2 per day, starting from that date, until Party B obtains the ownership certificate for the Property.

Article III           Party A must hand over the Property contemplated herein in good condition before July 31, 2012 to Party B for Party B to occupy and use; upon accepting the hand-over by Party A of the said Property, Party B will sign the delivery confirmation document with Party A.

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If for any reason, Party A fails to completely hand over the Property in satisfaction of the provisions set forth in Appendix 5 hereto before July 31, 2012, Party A must lease the space on all levels as a lessee at the rate of RMB35.00 per m2 per month starting from August 1, 2012 until the complete hand-over of the Property.

The rent for such lease must be paid by Party A at the end of each month to Party B.

Article IV          Party A and Party B must jointly submit application for transaction registration to Real Estate Transaction Registration Center before July 9, 2012.

Article V           The risks associated with the Property will be transferred to Party B on the date of its actual hand-over and the completion of the ownership transfer registration in accordance with the provisions herein.

Article VI           Party A and Party B will each be responsible for taxes incurred in the transaction in accordance with the relevant State and Guangzhou city regulations.

Article VII         If Party A fails to hand over the Property to Party B to use and occupy in accordance with the provisions herein, Party A must, in addition to fulfilling other obligations specified herein, pay penalty for the delay of such hand-over; the calculation method for the penalty is: 0.02% of the total purchase price specified in Article II herein for each day of delay. If such delay is more than 10 days, Party B shall have the right to dissolve this agreement at any time and Party A must, within 10 days of the dissolution of the agreement, pay a penalty for such delay (such penalty will not exceed 5% of the total purchase price), return to Party B that part of the purchase price already paid and compensate Party B for all the actual resulting losses.

Article VIII        If, due to any reason on Party A’s part, the transaction registration procedures cannot be processed by Real Estate Transaction Registration Center within the time period specified herein, Party A must, in addition to fulfilling other obligations specified herein, pay penalty for the delay of such procedures; the calculation method for the penalty is: 0.02% of the total purchase price specified in Article II herein for each day of delay. If such delay is more than 10 days, Party B shall have the right to dissolve this agreement at any time and Party A must pay a penalty for such delay (such penalty will not exceed 5% of the total purchase price), return to Party B that part of the purchase price already paid and compensate Party B for all the actual resulting losses.

If, due to any reason on Party B’s part, the transaction registration procedures cannot be processed by Real Estate Transaction Registration Center within the time period specified herein, Party B must, in addition to fulfilling other obligations specified herein, pay penalty for the delay of such procedures; the calculation method for the penalty is: 0.02% of the total purchase price specified in Article II herein for each day of delay. If such delay is more than 10 days, Party A shall have the right to dissolve this agreement at any time and Party B must pay a penalty for such delay (such penalty will not exceed 5% of the total purchase price) and compensate Party A for all the actual resulting losses. Party A must return to Party B that part of the purchase price already paid.

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Article IX          If Party B fails to make payment in accordance with the provisions of Section (2), Article II herein, Party B must pay penalty for the delay of such payment; the calculation method for the penalty is: 0.02% of the total purchase price specified in Article II herein for each day of delay. If such delay is more than 10 days, Party A shall have the right to dissolve this agreement at any time and Party B must pay a penalty for such delay (such penalty will not exceed 5% of the total purchase price) and compensate Party A for all the actual resulting losses. Party A must return to Party B that part of the purchase price already paid.

Article X           Other matters not covered herein may be provided by the two parties in other additional provisions or in supplemental agreements, which will become part of this agreement. The contents in such additional provisions or supplemental agreements shall prevail.

Article XI          This agreement shall be deemed established upon execution.

Article XII         This agreement shall become effective upon establishment. If there are other conditions set by the two parties for its effectiveness, then this agreement shall become effective upon fulfillment of such conditions.

Article XIII       Any dispute must be resolved through consultation; if such consultation fails, such dispute may be submitted to the people’s court at the location of the Property for resolution.

Article XIV       This agreement has 6 duplicates and all have the same legal effect.

Article XV         Party A must provide the list of the Property’s facilities and equipment and land division map to Party B before Party B makes the initial payment. Such document will be the component of this agreement and will have the same legal effect.

Seller (Party A):          Guangzhou Hezhong CD Manufacturing Co., Ltd.

Legal Representative: /s/ ZHU Suifeng

Buyer (Party B): Guangzhou Municipality Tianhe Nuoya Bio-engineering Co., Ltd.

Legal Representative: /s/ ZHENG Ting

June 28, 2012

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Appendices

(Brief description and summary for reference only)

Appendix 1     Guangdong Province Property Ownership Certificate

Property Owner:     Guangzhou Hezhong CD Manufacturing Co., Ltd.

Personal ID No.:

Type of Property:

Planned Use:	Industrial
Obtained Through:	New construction
Type of Ownership:	Sole ownership
Date of Registration:	April 8, 2010

[Description of the property and the land thereunder omitted]

Notes:

*Taxes: Exempt

*State land transfer consideration already paid; term of the land use right: 50 years starting from May 26, 2006.

Certificate Issuer: /seal/ Guangzhou Municipal Land Resources and Housing Administrative Bureau

Registration No.: 10R05000094

[Layout of the property attached]

Appendix 2	Maximum Amount Pledge Contract (contract No. 12110310130/1) (Brief description and summary for reference only)

This is a pledge contract under a credit facility contract (called “Master Contract” (contract No. 12110310130) executed on April 11, 2011) as a guarantee contract between the same two parties.

Pledgee (Party A):	Guangdong Development Bank, Guangzhou Branch
Pledgor (Party B):	Guangzhou Hezhong CD Manufacturing Co., Ltd.
Date of Execution:	April 11, 2011

Maximum amount guaranteed:	RMB20,000,000.00
Item pledged as guarantee:	Factory building with a value appraised at RMB65,010,100.00 as indicated by the “List of Pledged Property” attached.

Structure of the Pledge Contract (Titles of Provision Sections)

Article 1 Master Contract

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Article 2 Maximum Amount Guaranteed

Article 3 Property Pledged

Article 4 Term of the Pledgee’s Right

Article 5 Scope of the Guarantee

Article 6 Registration of the Pledge

Article 7 Management and Use of the Pledged Property

Article 8 Insurance

Article 9 Realization of the Pledgee’s Right

Article 10 Representations and Warranties

Article 11 Pledgor’s Liability

Article 12 Disclosure of Related Party Transactions with Party B’s Affiliates

Article 13 Party A’s Rights and Responsibilities

Article 14 Party B’s Rights and Responsibilities

Article 15 Each Party’s Responsibility for Other Charges

Article 16 Event of Breach and Handling of Breaches

Article 17 Notarization

Article 18 Effectuation, Amendment, Dissolution and Termination of the Contract

Article 19 The Survivability of the Contract

Article 20 Applicable Law and Dispute Resolution

Article 21 Party B’s Special Acknowledgement

Article 22 Other Provisions

Article 23 Miscellaneous

Appendix 3	Business Building Lease Agreement (Brief description and summary for reference only)

Lessor (Party A):	Guangzhou Hezhong CD Manufacturing Co., Ltd.
Lessee (Party B):	Guangzhou Municipality Tianhe Nuoya Bio-engineering Co., Ltd.
Date of Execution:	September 15, 2008

Description of the Building:     Located at 1 Nanyun Fourth Road, Guangzhou Science City, Guangzhou, this is a building under construction in Hezhong Industrial Park, with construction area of 5,168 m2. It is to be used as office space and laboratory for R&D of cord blood stem cells.

Term of the Lease:     20 years starting from the date of hand-over of the building after its construction completion. Party B has the first right of refusal for renewal upon expiration of the lease.

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Rent:	RMB25 per month per m2 (for a total rent of RMB129,200.00 per month) for the first 5-year period; to be adjusted starting from the second 5-year period through negotiation based on the market rate.

Structure of the Lease Agreement (Titles of Provision Sections)

Article 1 General Information about the Building

Article 2 Ownership of the Building

Article 3 Use of the Building

Article 4 Documents of Identification (Business License, etc.)

Article 5 Remodeling of the Building

Article 6 Term of the Lease

Article 7 Rent

Article 8 Other Charges

Article 9 Delivery and Return of the Building

Article 11 Maintenance and Repair
Article 12 Sublease
Article 13 Change of Ownership
Article 14 Contract Dissolution
Article 15 Liability for Breach
Article 16 Dispute Resolution
Article 17 Others

Appendix 4     [N/A]

Appendix 5     [N/A]

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